Exhibit 1.01

Sadia Bylaws

SADIA S.A.

BYLAWS

RESTATED AT THE EXTRAORDINARY SHAREHOLDERS MEETING HELD ON 12.15.2005 AND AMENDED BY THE EXTRAORDINARY SHAREHOLDERS MEETINGS HELD ON JANUARY 12, 2007 (01/12/2007) , MARCH 01, 2007 (03/01/2007) AND APRIL, 2008 (04/17/2008)

CHAPTER I

THE COMPANY,  ITS HEADQUARTERS AND PURPOSE

ARTICLE 1

SADIA S. A. is a company governed by these Bylaws, by the Joint Stock Company Act and by all other Laws and Regulations applicable to the Company and its business purpose.

ARTICLE 2

The Company’s headquarters is located at Rua Senador Attilio Fontana nº 86, Centro, in the County of Concórdia, State of Santa Catarina, with jurisdiction in the same county.

ARTICLE 3

The duration of this Company is indefinite.

ARTICLE 4

The purpose of this Company is to engage in:

a)                                      Agricultural, industrial and commercial activities related to food products, generally;

b)                                     The operation of slaughterhouses, tanneries, meat packing plants, factories producing preserves, whether or not canned, meats, fats and dairy products, processing of vegetable oils, as well as the operation of cold storage depots including meat warehousing, preservation, storage and classification;

c)                                      Meats, generally, byproducts and selected cuts;

d)                                     Processing and sale of wheat, other grains and their by-products;

e)                                      Livestock farming (cattle, swine, sheep, goat and poultry);

f)                                        Lumber mills;

g)                                     Road transportation of own and third party goods and rental of cold stores, silos and warehouses;

h)                                     All activities related to agriculture and agribusiness and marketing of grains and other primary and/or processed products in the domestic and foreign market;

i)                                         Processing and marketing of substances and products, generally, for human food and animal feed;

j)                                         Processing and marketing of chemical, sanitary and veterinary products for use in agriculture, poultry, cattle and swine raising, i.e., livestock, generally;

k)                                      Forestry and reforestation activities;

l)                                         Any other agricultural, industrial and commercial activities correlated to the purposes of the Company;

m)                                   Planning and development of agricultural and engineering projects, under the responsibility of professionals duly qualified by the appropriate bodies.

Sole clause -                             Leasing cold storage chambers, silos and depots, as described in letter “g” of this Article, does not fall under general warehouse activities as set out in Executive Order No. 1102, of 21/11/1903.

CHAPTER II

CAPITAL STOCK

SECTION I

SUBSCRIBED CAPITAL

ARTICLE 5

Capital Stock is two billion reais (R$ 2,000,000,000.00), fully paid-in, divided into six hundred and eighty-three million (683,000,000) no par value shares, of which two hundred and fifty-seven million (257,000,000) are common shares and four hundred and twenty-six million (426,000,000) are preferred shares with no voting rights.

SECTION II

CAPITAL INCREASE

ARTICLE 6

The Company may increase the capital stock upon a resolution by the Shareholders Meeting, proposed by the Board of Directors, and after hearing the Audit Committee, using:

a)                                      The reserves, retained or suspended earnings, surplus capital or special reserves resulting from monetary restatement;

b)                                     Annual restatement of the monetary expression of the capital stock, observing the provision in Article 7 of the Bylaws;

c)                                      Issuance and placement of shares by subscription.

Paragraph 1 -                          The capital increases described in items “a” and “b” will observe the provision in Article 17, clause 4, of Law No. 6404/76.

Paragraph 2 -                          Resolutions relating to capital stock increase shall indicate the number and type of shares to be issued and shall be transcribed in the minutes of the Meeting.

Paragraph 3 -                          The Executive Management Board shall submit the corresponding minutes of the Shareholders Meeting to the Commercial Registry for annotation and filing, within 30 (thirty) days from the capital increase.

ARTICLE 7

Regardless of having reached the limit contemplated in item I of Article 297 of Law No. 6404/76, the Shareholders Meeting shall make a resolution in the year following that of its calling about the transfer of the capital reserve to the capital stock as referred to in Article 167 of the same Law.

ARTICLE 8

The following conditions for subscription and payment shall be observed in the issuance and placement of capital shares:

I. In increases by subscription, the Shareholders Meeting shall indicate:

a)                                      Whether the payment shall be made in cash or in kind, on demand or by installments;

b)                                     The deadline for placing or subscribing the issuance;

c)                                      The period of time for subscribing the shares;

d)                                     The price of issuance of the shares.

II. Whenever the issuance of shares permits a term subscription or subscription by installments, the Subscription Bulletin shall specify the down amount, the number and amount of the installments and the respective payment dates as follows:

a)                                      A minimum payment of 10% (ten per cent) of the subscribed amount must be paid at the time of subscription; this amount may be received by the Company, whether or not by means of a bank deposit;

b)                                     If the shareholder fails to make any payment of the subscription installment on the due date, this shall imply, regardless of any notice:

b.1)                            Accelerated maturity of all subsequent installments which shall become due by the shareholder;

b.2)                            A default and, consequently, subject to interest on arrears at the rate of one percent (1%) of the amount of the overdue and unpaid installments plus restatement based on the nominal variation of the National Treasury Bonds (OTNs) or any other official index, at the discretion of the Board of Directors;

b.3)                            The Company’s right to file, at its discretion, against the shareholder and joint debtors, an execution action to collect the amounts due or to sell the shares at the Stock Exchange, at the Shareholders’ account and risk, as permitted by Law.

III. Whenever capital is increased by subscription, the COMPANY shall establish a period no shorter than thirty (30) days for the shareholders to exercise their preemptive rights.

ARTICLE 9

Upon a resolution of the Board of Directors and observing the provisions of Article 30 of Law 6404/76, the COMPANY may negotiate its own shares.

CHAPTER III

THE SHARES

SECTION I

PROVISIONS APPLYING TO SHARES

ARTICLE 10

The following provisions apply to Company shares:

I.                                         All company shares shall be book-entry shares and remain in deposit accounts with BANCO BRADESCO S.A., on behalf of their holders, no certificate being issued, pursuant to Articles 34 and 35 of Law No.  6404/76, dated 12/15/1976.

II.                                     Preferred and common shares are entitled to a compulsory minimum dividend of twenty-eight percent (28%) of the net income for the year, established in accordance with Article 202, items I to III, Law No. 6404/76, also observing the provisions of letter “b” of Article 12 of these Bylaws.

III.                                 Ordinary and preferred shares shall participate equally in capital increases derived from net income and reserves, revaluation of assets and yearly capital restatement.

IV.                                 In capital increases, classes of shares may be created or shares may be issued without observing the previously existing proportional relation between classes and kinds of shares.

V.                                     Provided that the maximum limits established by the Brazilian Securities Exchange Committee are observed, the maintenance agreement relating to book-entry share services may authorize the financial institution to charge the shareholder a fee for assignment of the title of ownership to the shares.

SECTION II

COMMON SHARES

ARTICLE 11

Only COMMON shares are entitled to vote the resolutions of the Shareholders Meeting.

Sole Paragraph – Fifty-one percent (51%) of the capital with voting rights shall be owned by Brazilian citizens.

SECTION III

PREFERRED SHARES

ARTICLE 12

PREFERRED shares are not entitled to vote and shall enjoy the following advantages:

a)                                      priority in the proportional receipt of twenty-eight percent (28%) of the net income for the year, as minimum noncumulative dividend, competing in equal terms with common shares in any dividend allocated to them above that percentage;

b)                                     right to be included in the public offering for the disposal of the shareholding control under the conditions set forth in art. 254-A, with the wording given by Law 10303, dated 10.31.2001, with a guaranteed price at least equal to eighty percent (80%) of the amount paid per share with voting right and which is an integral part of the control block ;

c)                                      priority in capital reimbursement in case of Company windup.

Sole Paragraph – Preferred shares with no voting right may acquire this right if the Company fails to pay, for at least three (3) consecutive years, the minimum dividend to which they are entitled and such right shall continue up to the payment of the first next dividend.

ARTICLE 13

Shareholders agreements on purchase and sale or preemptive rights on the acquisition of shares or on exercising voting rights shall be valid, before the Company, only after being filed in the Company’s headquarters.

CHAPTER IV

THE MANAGEMENT

ARTICLE 14

The Company shall be managed by a Board of Directors and an Executive Management Board, both formed by Brazilian citizens or a majority of Brazilian citizens domiciled in that country, whose powers shall prevail in decision-making.

Paragraph 1 – The term of office of the members of the Board of Directors and of the Executive Directors shall be unified and last one year, extending up to the entry upon office of the new administrators, reelection being permitted.

Paragraph 2 -                          The members of the Board of Directors and the Executive Directors shall enter upon office by signing the corresponding installation certificate or by subscribing the minutes of the meeting of election in the corresponding books of minutes of meetings at which time a Declaration of Principles shall also be signed.

SECTION I

BOARD OF DIRECTORS

ARTICLE 15

The Board of Directors shall comprise a minimum of seven (7) to a maximum of eleven (11) members, all of them necessarily shareholders, and shall be governed by an Internal Regulation that will establish, among other matters deemed convenient, the operation of this body and of its subordinated Committees, the rights and duties of the Board members and the relationship of the Board of Directors with the Executive Management Board and other corporate bodies.

Paragraph 1 – The Shareholders Meeting shall elect the Board Members and among them, the Chairman and one or more Vice Chairman who, following the order of election, shall substitute for the Chairman in cases of absence, impediment or vacancy.

Paragraph 2 - If a vacancy occurs whereby the number of Board Members is reduced below the minimum number fixed in these Bylaws, a Shareholders Meeting shall be called within thirty (30) days to fill the vacant positions. The term of office of the new members of the Board of Directors, elected to fill the vacancies, shall coincide with that of the other Board Members.

Paragraph 3 - Any shareholder desiring to nominate one or more member(s) to the Board of Directors shall inform the Company  the name, qualification and full professional résumé of the candidates, the positions that they occupy in other companies, as the case may be, and evidence of compliance with the requirements of art  147, Paragraph 4, of Law No. 6404/76, and with the Brazilian Securities Exchange Committee – CVM regulations, confirming thereon that there are no impediments to the election as contemplated in the aforementioned legal statute, regulations and in these Bylaws. The Company will transmit immediately to CVM and to São Paulo Stock Exchange - BOVESPA, by electronic means, the communications received and their supporting documentation and, if received on time, will inform the shareholders that all of the above are at their disposal at the company’s main address and in its Internet Site.

Paragraph 4 – It shall be incumbent upon the shareholder that nominates candidates to the Board of Directors to evaluate and, later, upon the Shareholders Meeting to consider, in making a resolution about the election of members to the Board of Directors, the adequacy of the candidates in the following situations in which the existence of a conflict of interests may be presumed:

(i).	a candidate holding a job or function, particularly in the management, or in advisory and audit committees, of other legal entities that may be considered competitors of this Company in the market, or

(ii).

a candidate that, cumulatively, (a) has been elected by a shareholder who has also been elected an administrator or Statutory or Audit member of a competing business in the market and (b) cannot be characterized as an independent member in relation to the shareholder(s) who elected that member, as per definition in Paragraph 5 below).

Paragraph 5 - A Board Member will be considered independent when the Member: (i) has no relationship with the Voting Shareholder, except interest in the capital; (ii) is not a controlling shareholder, spouse or relative up to the second degree of the Voting Shareholder or who has not had, in the last twelve (12) months, a relationship to, and/or has not been associated with a company or entity related to the Voting Shareholder (persons related to public educational and/or research institutions are excluded from this restriction); (iii) has not been, in the last twelve (12) month, an employee, administrator or member of the statutory council of the Voting Shareholder, of the respective controlling shareholder or of the company controlled by them or associated to them; (iv) has not been a direct or indirect supplier or buyer of services and/or products of the Voting Shareholder to a magnitude implying loss of independence; (v) has not been an employee or administrator of a Company or entity offering or acquiring services and/or products to and from the Voting Shareholder; (vi) is not a spouse or relative up to the second degree of the administrator of the Voting Shareholder; (vii) does not receive other compensation from the Voting Shareholder, its controlling shareholder or the entity controlled or sponsored by it (cash income from interest in capital is excluded from this restriction).

Paragraph 6 – Any shareholder that nominates candidates to the Board of Directors shall inform, if applicable and at the time of election, after conducting the evaluation referred to in the above paragraph 5, whether the candidate falls under any of the ineligibility or presumed conflict provisions contemplated in Law 6404/76, in CVM regulations or in these Bylaws, to enable the Shareholders Meeting to examine whether a conflict exists in the actual case and whether to waive it.

Paragraph 7 - For the purposes of the provisions in article 115 of Law 6404/76, the vote  to elect a member to the Board of Directors shall be considered abusive if cast by a Voting Shareholder who, aware of the existence of a conflict of interest or reason for ineligibility, fails  to inform the Company as prescribed in the above paragraph 6 and, later, the Shareholders Meeting, about the existence of such reason for ineligibility or of facts that might lead to the presumption of a conflict of interest on the part of the elected member.

Paragraph 8 - If, after the election of the Member, a fact falling under the same assumptions leading to a presumption of conflict of interest as described in Para. 4 occurs, it shall be incumbent upon the Board member to communicate such fact to the Chairman of the Board of Directors. If the supervening fact is related to the Voting Shareholders and is not personally related to the Board member, it shall be incumbent upon the Voting Shareholders to inform the fact to the Chairman of the Board of Directors who, in turn, will submit the matter to the Shareholders Meeting.

Paragraph 9 - For the purpose of Paragraphs 4, item (ii), letter (a) and 8 of this article,  a Board member shall be considered as having been elected as such when (i) the shareholder who has done it did it on an individual basis or (ii) the votes of that shareholder, if individually considered, were essential to complete the minimum percentage required by Paragraph 4 of art. 141 of Law No. 6404/76 for exercising the right to a separate election of the member of the Board of Directors of this Company.

Paragraph 10 - No member of the Board of Directors shall have access to information, participate in meetings of the Board of Directors or of any administrative bodies, vote or in any way intervene in matters in which, directly or indirectly, such member is in a situation of conflicting interest with the company’s interests, in accordance with Paragraph 4, item (ii), letter (a) of this article.

ARTICLE 16

The ordinary meetings of the Board of Directors will be held at least on a quarterly basis, on the dates fixed in advance in the annual calendar prepared by the Chairman of the Board of Directors. The extraordinary meetings will be held whenever required, upon a call made to its members made at least twenty-four (24) hours in advance, indicating date, time and place of the meeting, with a brief description of the Order of Business.

Paragraph 1 -                          Notices shall be given by the Chairperson of the Board of Directors or at the request of three (3) of its members and, should the Chairperson fail to comply with it within five (5) days, those members may call the meeting directly, however, it shall be held at the same address of the Company’s Executive Management.

Paragraph 2 -                          The quorum for the meetings of the Board of Directors shall be a minimum of six (6) of its members present in person.

Paragraph 3 – In the meetings of the Board of Directors, each member shall be entitled to one (1) vote.

Paragraph 4 – Save for the provisions in the Sole Paragraph to Article 17, the decisions of the Board of Directors shall be adopted, in any case, by the majority voting of the members present and the Chairperson is entitled to the casting vote, without prejudice of his/her own vote.

Paragraph 5 -                          The meetings of the Board of Directors shall be entered in the Book of Minutes of Meetings of the Board of Directors and the resolutions destined to be effective before third parties shall be transcribed as determined by the Board of Directors.

ARTICLE 17

It is incumbent upon the Board of Directors to:

I -                                     Establish and monitor the general direction of the Company’s business and of any other companies under its control.

II –                              Establish and monitor all operational and administrative Company regulations, particularly those related to:

a)                                      Personnel hiring and management, allocation, careers, levels, salaries and wages as well as fringe benefits of the Company’s employees;

b)                                     Controls, audit, accounting and statistics;

c)                                      Acquisition, administration and disposal of permanent assets.

III –                          Elect and remove the Executive Directors and define their titles and duties, scope of activities  and, in case an aggregate amount is established by the Shareholders Meeting,  individual fees.

IV –                          Make a resolution, at any time, about the distribution of interim dividends from interim balance sheet accounts, or Retained Earnings or Profit Reserve.

V.-                                 Approve:

a)                                      The Company’s administrative structure and respective positions, duties and salaries;

b)                                     The Strategic Plan;

c)                                      The Yearly Operational Plan and the corresponding capital, investment and financial budgets as well as divestitures;

d)                                     Interim balance sheets prepared by the Company;

e)                                      The balance sheet, statements of income and annual report to be submitted to the Shareholders Meeting;

f)                                        The acquisition of assets under property, plant and equipment whenever, due to their nature and/or cost, the amount exceeds that contemplated in a specific project which is an integral part of the Yearly Operational Plan;

g)                                     The disposal of assets under property, plant and equipment when, due to its nature and/or amount, they have not been included in the Yearly Operational Plan;

h)                                     Interest in other Companies of any nature, as a shareholder or quota holder;

i)                                         Nomination of administrators for the controlled, affiliate or associated companies; and

j)                                         Any operation exceeding the scope of the Executive Management Board or which fails to meet the approved budgets, policies and rules of the Board of Directors.

VI –                         Call the Shareholders Meetings when required by Law and by these Bylaws or whenever deemed convenient.

VII -                        Approve proposals to be submitted to the Shareholders Meetings and relating to:

a)                                      Amendment to the Bylaws;

b)                                     Modification of the Capital Stock;

c)                                      Merger with another Company, amalgamation into or of other Company;

d)                                     Creation of other statutory reserves;

e)                                      Distribution of the profits determined in the annual balance sheet.

VIII -  Authorize the Executive Management Board to:

a)                                      Waive Corporate rights, unless those rights are derived from the normal course of corporate businesses, and in the case of donations aiming to provide support to social, philanthropic and similar projects and programs, provided that in this case the limit established in the Yearly Operational Plan, letters “g” and “h” to Article 23 of these Bylaws, is observed;

b)                                     Acquire and dispose of shares or quotas and encumber them, always observing the provisions of Article 36 of these Bylaws

c)                                      Offer collaterals, except in the case of financial operations contemplated in the Yearly Operational Plan;

d)                                     Assign, by means of an agreement with a commercial purpose, and for a definite period of time, whether or not renewable, the use of the trademark “SADIA”, logos, emblems, symbols and other distinct signs which identify the Company, as well as other trademarks, know-how, intellectual property works and patents which are, or may come to be, its property, except in the case of its use in relation to products which, even though processed by third parties, are destined to be exclusively marketed by the Company, provided that observing Article 23, letter “f” of these Bylaws; and

e)                                      Dispose of, by means of a definitive assignment, trademarks, patents, know-how, characters or any other intellectual work owned by the Company.

IX –                         Require, at any time, the examination of specific corporate matters or business and issue general rules or instructions about them to be observed by the Executive Management Board.

X -                                Follow up the management and the performance of the Executive Management Board.

XI –                         Create, at any time, on a temporary or permanent basis, committees or work groups, always presided by a member of the Board of Directors and formed by administrators, employees or hired professionals, for the specific purpose of preparing projects, carrying out analysis and making recommendations on certain matters or following up activities in any Corporate area.

XII -                        Prepare and approve the Internal Regulation of the Board of Directors and the Company’s Code of Conduct.

XIII -                    Evaluate formally the results achieved by the Company.

Sole Paragraph - The matters referred to under numbers I, III, IV, letters “a”, “b”, “c”, “f” and “g”  of number V; under number VII, letters “a”  and  “c”  of number VIII and under number XII may only be approved by the vote of at least half plus one of the acting members of the Board of Directors.

XIV – Appoint and remove independent auditors for the Company.

ARTICLE 18

It is incumbent upon the Chairperson of the Board of Directors:

I  –                               Comply with and enforce compliance with these Bylaws, the Internal Regulation of the Board of Directors, the Company’s Code of Conduct, the resolutions of the Shareholders Meeting and of the Board of Directors and keep abreast of the corporate operations.

II  –                           Safeguard, within the scope of its duties, the effectiveness of the shareholders agreement filed in its headquarters.

III -                             Formally convene the Shareholders Meetings and chair them.

IV -                             Call and chair the meetings of the Board of Directors.

V –                              Provide guidance to the Executive Management Board on resolutions approved by the Board of Directors.

SECTION II

AUDIT COMMITTEE

ARTICLE 19

The Audit Committee is a technical permanent body whose duty is to assist the Board of Directors. It is formed by three (3) to five (5) members of the Board of Directors, elected by the Board of Directors for an annual unified term of office. Three (3) of those members shall be compulsorily independent members as defined in its Internal Regulation. At least one (1) of the independent members shall have proven experience and knowledge of finance and controls, including some understanding of international accounting standards.

Paragraph 1 -                          The Audit Committee shall have, among its members, a Coordinator appointed by the Board of Directors at the same meeting that formed it.

Paragraph 2 -                          The Internal Regulation of the Audit Committee shall establish how it shall be called, the frequency of meetings and any other formalities regarding the participation of guests and the resolutions to be made by this body.

Paragraph 3 -                          The non-independent members of the Audit Committee shall not be entitled to vote the collegiate resolutions of this body.

ARTICLE 20

It is specifically incumbent upon the Audit Committee, without prejudice of a better detailing of its duties in its Internal Regulation:

a)                                      Monitor the effectiveness of the procedures relating to the preparation of the annual and other regular financial reports of this Company;

b)                                     Verify the maintenance of efficient accounting systems and internal controls, monitoring them on an ongoing basis;

c)                                      Monitor the risk management system relating to the internal control environment of this Company;

d)                                     Analyze in advance the reports to be submitted to the Brazilian and to the U.S. Securities and Exchange Commission  (CVM and SEC);

e)                                      Select and refer external auditors to be engaged, including their respective work proposals and fees, to the Board of Directors, for approval;

f)                                        Approve in advance the engagement, by the Company, of all other services to be rendered by external auditors, particularly consulting services, ensuring compliance with the applicable legislation;

g)                                     Establish procedures for investigating and taking action in cases of misconduct as well as in relation to receiving, handling and responding to accusations relating to accounting practices, internal controls in the issuance of financial reports and internal audit;

h)                                     Analyze, prior to submitting to the Board of Directors, transactions with Related Parties, as referred to in the current legislation;

i)                                         Submit a proposal to the Chairperson of the Board of Directors, when preparing the operational plan, to include the required amount to fund the activities of the Audit Committee in the annual budget of the Board of Directors ; and

j)                                         Supervise the services and prepare a formal evaluation of the performance of the internal audit of this Company.

SECTION III

THE EXECUTIVE MANAGEMENT BOARD

ARTICLE 21

The Executive Management Board  shall comprise a minimum of seven (07) and a maximum of thirty-five (35) members, whether or not shareholders, being one of them appointed Managing Director and the remaining appointed Directors, all of them elected by the Board of Directors. In the election act, the Board of Directors shall also designate their titles and respective fees.

ARTICLE 22

The Executive Management Board  shall be convened at least once a month, called by the Managing Director or, in his/her absence, by at least three (3) Directors jointly, whatever their titles, and the minutes of such meetings shall be transcribed in the pertinent book.

Paragraph 1 –The meetings of the Executive Management Board shall be presided by the Managing Director or, in his/her absence, by any Director, as provided for in Article 23, letter “m”.

Paragraph 2 – The quorum for meetings of the Executive Management Board shall be at least seven (7) Directors and the resolutions shall be approved by majority voting.

ARTICLE 23

With the observance of the scope of duties of the Board of Directors, it shall be incumbent upon the Executive Management Board :

a)                                      Manage the corporate business seeking to safeguard the Company’s interests, carrying out and enforcing compliance with the laws, these Bylaws and the resolutions approved by the Shareholders Meeting and by the Board of Directors.

b)                                     Submit to the Board of Directors the matters referred to under Article 17, item IV and V, letters “b”,  “c”,  “d”  and  “e”  of item VIII and item IX of these Bylaws.

c)                                      Approve or validate borrowing, financing and leasing operations;

d)                                     Approve the acquisition, disposal and renting of assets under property, plant and equipment, observing the provisions of letters “f” and “g” of item V, Article 17 of these Bylaws;

e)                                      Approve the offer of collaterals in financial operations contemplated in the Yearly Operational Plan as well as the provision of guarantees and/or collaterals to its subsidiaries in borrowing, funding and leasing operations;

f)                                        Approve the assignment for temporary use of trademarks, know-how, patents and intellectual property works, owned by the Company, provided that (1) this is made in connection with industrial processing by third parties, of products to be marketed by the Company on an exclusive basis; or (ii) authorization is granted for the use of trademarks and intellectual property works solely for the purposes of dissemination, not intended for commercial use;

g)                                     Waive Corporate rights, observing the provisions in Article 17, item VIII, letter “a” of these Bylaws;

h)                                     Approve donations aiming to provide support to social, philanthropic and similar projects and programs, provided that the limit established in the Yearly Operational Plan is observed;

i)                                         import machines, equipment pieces and products for own use, transformation or resale;

j)                                         Approve the appointment of proxies or attorneys-in-fact, representatives or agents in the Brazilian territory and abroad, observing the provisions in Article 24, item I, letter “e” of these Bylaws;

k)                                      Approve the setting up and windup of industrial, commercial and service units as well as branches and deposits;

l)                                         Designate to any of its member the duties of a Director in case of absence or incapacitation.

Sole Paragraph -         Notwithstanding the provisions in Paragraph 1 of Article 22, the meetings of the Executive Management Board for resolution on the matters referred to under letter “d” shall necessarily be presided by the Managing Director.

ARTICLE 24

Except for the acts within the exclusive scope of the Executive Management Board, as a collective body, it shall be incumbent upon the Executive Directors:

I -                                     SEVERALLY

a)                                      Carry out and enforce compliance with these Bylaws and the resolutions approved by the Shareholders Meeting and by the Board of Directors.

b)                                     Represent the Company before Courts or third parties and Governmental, State and Municipal Authorities.

c)                                      Hire and dismiss technicians or employees in any category, in accordance with letter “a”, item II of Article 17;

d)                                     Receive, release, issue, endorse, discount and accept trade bills, pay and redeem notes, promote collections, open accounts in banking establishments, endorse checks for deposits and make interaccount transfers of money on behalf of the Company;

e)                                      Sign instruments relating to the actions authorized by the Board of Directors, as referred to in item IX of Article 17, and those approved by the Board of Directors, as per letters “c” to “l” of Article 23 of these Bylaws;

f)                                        Practice all other acts required for the development of corporate businesses which, according to law and these Bylaws, are not dependent upon a prior authorization by the Shareholders Meeting or the Board of Directors or a decision by the Executive Management Board .

II –                              JOINTLY, UPON THE SIGNATURE OF TWO DIRECTORS

a)                                      Issue and endorse Promissory Notes and accept Bills of Exchange;

b)                                     Issue checks or Rural Promissory Notes;

Paragraph 1 -                          The powers under item I and letter “b” of item II may be granted through a power-of-attorney.

Paragraph 2 -                          Exceptionally, whenever issuing checks for payment of raw materials at individual purchasing stations, these powers may, at the discretion of the Executive Management Board, be exercised by one sole Director or by an attorney-in-fact.

Paragraph 3 –                       In the companies in which the Company is a shareholder, the Company may be represented by any Director appointed in advance by the Executive Management Board for this purpose or by an attorney-in-fact with special powers, as provided for in Paragraph 1 of article 126 of Law No. 6404/76.

SECTION IV

ADVISORY COUNCIL

ARTICLE 25

The Advisory Council shall comprise a minimum of seven (7) to a maximum of fifteen (15) members, whether or not shareholders, one of them being appointed Chairperson and another Vice Chairperson, elected and removed at any time by the Board of Directors, for a term of office of one (1) year, reelection being permitted.

Paragraph 1 – When electing the members to the Advisory Council, the Board of Directors shall appoint its Chairperson and Vice Chairperson.

Paragraph 2 -                          Except for the Chairperson and Vice Chairperson of the Board of Directors – who shall be native members of the Advisory Board – no other Management member is permitted to be a member of this body.

Paragraph 3 -                          The members of the Advisory Council shall enter their respective offices by signing the Installation Certificate, to be transcribed on the book of minutes of meetings of this body.

ARTICLE 26

The Advisory Council shall convene ordinary meetings on a quarterly basis and, extraordinary meetings whenever requested by the Board of Directors through its Chairperson.

Paragraph 1 –                       It is incumbent upon the Chairperson of the Advisory Board or, in his/her absence, to the Vice Chairperson, to call, convene and chair the meetings of this body.

Paragraph 2 -                          The quorum for the meetings of the Advisory Council shall be a minimum of half plus one of its acting members.

ARTICLE 27

It is incumbent upon the Advisory Council to issue an opinion on matters of relevant interest to the Company and, irrespective of any request, to keep the Board of Directors, informed about relevant matters which may come to the knowledge of its members.

CHAPTER V

SHAREHOLDERS MEETINGS

SECTION I

CONVENING MEETINGS AND MAKING RESOLUTIONS

ARTICLE 28

A lawfully called and convened Shareholders Meeting is the highest body of the Company, capable of resolving all matters and making any resolutions, including those relating to amendments to these Bylaws.

ARTICLE 29

Shareholders Meetings are held, on an ordinary basis, within the four (4) months following the closing of the fiscal year, for the purposes contemplated in the Law and, on an extraordinary basis, whenever corporate interests so require.

ARTICLE 30

Save for the exceptions contemplated in the Law, a Shareholders Meeting is constituted whenever, on a first call, shareholders representing a minimum of twenty-five percent (25%)  of the Capital Stock with voting rights are present and, on a second call, any number of the shareholders present.

ARTICLE 31

Regularly made resolutions of the Shareholders Meetings shall bind all shareholders, in spite of those absent or dissenting, as provided for by the Law and these Bylaws.

ARTICLE 32

Shareholders Meetings convened in accordance with the Law shall be chaired by the Chairperson of the Board of Directors who will appoint one or more secretaries from among the shareholders present.

Sole Paragraph -         In the absence of the Chairperson, the Shareholders Meeting shall be chaired by one of the Vice Chairpersons of the Board of Directors, observing the order of election and, in the absence of both, by a member of the Board of Directors appointed by the shareholders.

ARTICLE 33

In the event that the Shareholders Meeting cannot be held on the scheduled date, due to lack of legal quorum, a second call shall be made in the same manner of the first, spaced by a minimum of eight (8) days between the first publication of the advertisement and the date of the Shareholders Meeting which, in this case, shall be convened with any number of attendees.

SECTION II

ORDINARY SHAREHOLDERS MEETINGS

ARTICLE 34

Ordinary Shareholders Meetings shall be held to:

I –                                  Receive the Management accounts and examine, discuss and vote the financial statements;

II –                              Make a resolution about the appropriation of net income for the year and the distribution of dividends.

III -                             Elect the members of the Board of Directors and of the Audit Council, as the case may be.

IV-                                Approve the restatement of the Capital Stock in the cases contemplated by Law No. 6404/76 and by these Bylaws.

V -                                 Fix the compensation of the administrators and of the members of the Audit Council, when called.

SECTION III

EXTRAORDINARY SHAREHOLDERS MEETINGS

ARTICLE 35

Whenever held on an extraordinary basis, a Shareholders Meeting shall make resolutions only about the matters for which it was called.

ARTICLE 36

It is incumbent upon the Shareholders Meeting to authorize the disposal or pledge of quotas or shares with voting rights of a legal entity whose control of the voting capital is directly or indirectly owned by the Company whenever the disposal or pledge implies the risk of losing that control.

CHAPTER VI

THE AUDIT COMMITTEE

ARTICLE 37

The Audit Committee shall be permanent and have the powers  established in the Law, being formed by a minimum of three (3) and a maximum of five (5) permanent members and an equal number of substitutes, whether or not shareholders, elected by the Shareholders Meeting for a one-year mandate.

Sole Paragraph – In addition to the persons referred to in Article 147 of Law No. 6404/76, as already stated in Article 14 of these Bylaws, the persons referred to in Article 162, Paragraph 2 of Law No. 6404/76 cannot be elected to the Audit Council.

CHAPTER VII

THE FISCAL YEAR, THE BALANCE SHEET AND THE RESULTS

SECTION I

THE FISCAL YEAR AND THE BALANCE SHEET

ARTICLE 38

The fiscal year shall end at December 31 of every year, when the Executive Management Board shall prepare the Company´s financial statements, based on the commercial accounting of the Company and expressing clearly its situation and the changes occurred in the year:

I –                                  Balance Sheet;

II–                                 Statement of Year-to-Date net income and losses or changes in shareholders equity;

III -                             Statement of income for the year;

IV - Statement of changes in financial position.

ARTICLE 39

The books and records of the Company shall be examined by an independent audit firm selected by the Board of Directors.

SECTION II

DISTRIBUTION OF NET INCOME

ARTICLE 40

The Shareholders Meeting shall make a resolution about the distribution of net income for the year as determined by the balance sheet and proposed by the Board of Directors, accompanied by the opinion of the Audit Council, if active, observing the following criteria:

I -                                     Five percent (5%) of the net income for the Legal Reserve Fund, up to the amount established by the Law on Capital Stock.

II –                              An amount equivalent to twenty-eight percent (28%) of Net Income for the year as a portion required for the payment of the minimum dividend of preferred and common shares, such net income being reduced or increased by the amounts contemplated in items I, II and III, Article 202 of Law No. 6404/76, also observing the provisions of item “b” of Article 12 of these Bylaws.

III -                             Up to ten percent (10%), after deducting any accumulated losses and the provision for income tax, as the participation of the administrators.

IV -                             A minimum of fifteen percent (15%) and a maximum of sixty percent (60%) on net income, as Special Expansion Reserve, destined to fund the expansion plans of the Company, up to reaching seventy percent (70%) of the capital.

V -                                 Up to five percent (5%) to set up a Special Fund for Research and Development, up to reaching ten percent (10%) of the capital.

VI –                          The remainder shall be destined as proposed by the administration bodies to the Shareholders Meeting.

Paragraph 1  –                    The amount corresponding to the participation of the administrators shall be distributed solely if the minimum dividend to the shareholders contemplated in these Bylaws has been guaranteed.

Paragraph 2 -                          The distribution of dividends and bonuses shall observe the periods of time defined in the Law.

Paragraph 3  –                    Whenever the subscribed capital is increased, the dividends corresponding to that period may be distributed on a “pro rata tempore” basis from the paid-up capital.

Paragraph 4  –                    The amounts paid from pre-existing Retained Earnings and/or Profit Reserves accounts are an integral part of the minimum dividend established in item II of this article.

Paragraph 5  –                    If the minimum dividend is paid from the pre-existing Retained Earnings and/or Profit Reserves accounts, a portion of the Net Income for the year, corresponding to the amount of the paid dividend, may be appropriated to reestablish the reserves used.

Paragraph 6 -                          The Company may pay interest on the shareholders’ own capital as dividends.

CHAPTER VIII

COMPANY WINDUP

ARTICLE 41

The Company may be liquidated in the cases contemplated in the Law or upon a resolution of the Shareholders Meeting.

Sole Paragraph -         It is incumbent upon the Shareholders Meeting to establish the liquidation mode and to elect the liquidators and the members of the Audit Council who will be active during the liquidation period.

CHAPTER IX

MISCELLANEOUS

ARTICLE 42

In addition to the official gazette Diário Oficial do Estado de Santa Catarina, the publications required by the Law and by these Bylaws shall be made on the same press institution where the minutes or the abstract of the minutes of the Shareholders Meeting approving these Bylaws have been published until any change is advised to the shareholders for annotation in the minutes of the Ordinary Shareholders Meeting.

I certify that these Bylaws are a faithful copy of the text approved by the Extraordinary Shareholders Meeting held on 12.15.2005, as entered and signed in the Book of Minutes of the Shareholders Meetings No. 01 of this Company and amended by the Extraordinary Shareholders Meetings held on January 12, 2007 (01/12/2007) and March 01, 2007 (03/01/2007).

MAURO E. GUIZELINE/JOSE NESTOR C.HOPF/PAULO CEZAR ARAGÃO

Secretaries